Exhibit 23.3

CONSENT OF JON PEDDIE RESEARCH

We hereby consent to the use of our name in the Registration Statement on Form S-1 of Corsair Components, Inc., and any related preliminary prospectuses and prospectuses and any further amendments or supplements thereto (collectively, the “Registration Statement”) and to all references to us, our reports concerning the PC gaming hardware market (including the do-it-yourself segment of that market) and the data in those reports appearing in the Registration Statement.

Date: June 14, 2010	JON PEDDIE RESEARCH

	By:	/s/ Jon G. Peddie
Jon G. Peddie Name:
President Title: